Exhibit 10.9

AMENDMENT NO. 1

TO

AMENDED AND RESTATED PROMISSORY NOTE

This instrument is Amendment No. 1 (this “Amendment”), dated as of April 27, 2012, to the Amended and Restated Promissory Note dated as of December 1, 2009 (the “Promissory Note”) issued by M&R Development, Inc., formerly known as American Power Group, Inc. (the “Company”) to American Power Group, Inc., formerly known as GreenMan Alternative Energy, Inc. (“APG”). Terms used in this Amendment without definition which are defined in the Promissory Note have the same meanings in this Amendment as in the Promissory Note unless otherwise provided herein. This Amendment shall become effective (the “Effective Date”) upon the sale of at least $7,000,000 of Convertible Preferred Stock pursuant to that certain Securities Purchase Agreement by and among GreenMan Technologies, Inc. (“GreenMan”) and certain Purchasers (as defined therein) and the receipt by GreenMan of such minimum amount (less any applicable fees and expenses).

WHEREAS, the Company has previously issued the Promissory Note to APG;

WHEREAS, the Promissory Note shall remain in full force and effect with this Amendment No. 1; and

WHEREAS, the Company and APG now desire to amend the Promissory Note;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which the Parties hereby acknowledge, the Company and APG, intending to be legally bound, hereby agree as follows:

1.     The third paragraph of the Promissory Note is hereby amended by deleting it in its entirety and replacing it with the following:

Interest on this Note shall be initially be due and payable quarterly in arrears on each September 30, December 31, March 31 and June 30. Commencing on the Effective Date (as hereinafter defined), no quarterly interest payments shall be due during the calendar 2012 year. Thereafter, the aggregate principal amount due on this Note shall be paid in eight equal quarterly installments with accrued interest due on this Note as follows. Accrued interest as of December 31, 2012 shall be calculated and paid, along with the principal amounts due, in equal quarterly installments on each of May 15, 2013, August 15, 2013, November 15, 2013 and February 15 , 2014. Accrued interest as of December 31, 2013 shall be calculated and paid, along with the principal amounts due, in equal quarterly installments on each of May 15, 2014, August 15, 2014, November 15 , 2014 and February 15 , 2015. Accrued interest as of December 31, 2014 shall be calculated and shall also be paid on the last installment date of February 15 , 2015. Notwithstanding the foregoing, (i) in no event shall any of the above quarterly payments exceed fifty percent (50%) of the royalty payments due to the Company by GreenMan Technologies, Inc.

(“GreenMan”), APG’s parent company and the licensee under that certain Exclusive Patent License Agreement dated as June 17, 2009 between GreenMan and the Company (the “Patent License”); (ii)GreenMan shall be entitled to pay over to APG royalty payments otherwise due to the Company pursuant to Section 3.2 of the Patent License in an amount equal to fifty percent (50%) of each of the eight quarterly payments due hereunder; (iii)such payments to APG shall be deemed to be payments by the Company of the principal amount of this Note; and (iv) in the event that the Company has Delayed Payments pursuant to Section 3.3 of the License, then no quarterly payments on this Note will be due and the payment date for such quarterly payments shall be extended by the number of days of the Delayed Payments or the Default pursuant to the License. Such a delay will not constitute an Event of Default or acceleration of the Note. This Note constitutes an amendment to the Patent License to the extent necessary to permit GreenMan to make such payments to APG rather than to the Company. For purposes hereof, “Effective Date” shall mean the date on which GreenMan sells at least $7,000,000 of Convertible Preferred Stock pursuant to that certain Securities Purchase Agreement by and among GreenMan and certain Purchasers (as defined therein) and the receipt by GreenMan of such minimum amount (less any applicable fees and expenses).

2.     Except as otherwise amended by this Amendment, all other terms and conditions of the Promissory Note shall remain in full force and effect.

3.     This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Iowa, excluding with respect to conflict of laws and each Party irrevocably (i) agrees that any action or proceeding arising from or relating to this Amendment may be brought only in the courts of Iowa or the U.S. District Court located in Des Moines, Iowa, (ii) consents, for itself and in respect of its property, to the jurisdiction of each such court in any such action or proceeding, and (iii) waives any objection to proceeding in such venue, including that the forum is inconvenient.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

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M & R Development Inc.	American Power Group, Inc.
(formerly known as American Power	(formerly known as GreenMan
Group, Inc.)	Energy, Inc.)

By: /s/Rick Kremer______	By: /s/Lyle Jensen_______

Name: Rick Kremer	Name: Lyle Jensen

Title: President	Title: President

By: /s/Mike Schiltz______

Name: Mike Schiltz

Title: Vice President

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